Exhibit 99.01

Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS SECOND QUARTER FINANCIAL RESULTS AND
PROVIDES CLINICAL PROGRAM AND BUSINESS HIGHLIGHTS

ROCKVILLE, Maryland, August 10, 2012 – Neuralstem, Inc. (NYSE MKT: CUR) reported its financial results for the three months and six months ended June 30, 2012 and provided clinical program and business highlights.

“The Company continued to make progress in our ongoing ALS cell therapy clinical trial in the second quarter of 2012,” said Karl Johe, PhD, Chairman of Neuralstem’s Board of Directors and Chief Scientific Officer. “With FDA approval, we are currently transplanting a cohort of return patients that had previously received lumbar injections. Patients 16 and 17 have now received cervical injections.”

Dr. Johe continued, “The second quarter also saw the Phase Ib commencement of the ongoing trial of our lead neurogenic small molecule compound, NSI-189, for the treatment of major depressive disorder (MDD). Phase Ib tests the safety of escalating doses for a 28-day cycle.”

Neuralstem’s President and CEO, Richard Garr, added, “During the quarter, we increased the total number of owned or exclusively licensed worldwide issued patents to 27. We continue to expand our intellectual property in the field of regenerative medicine with an additional 44 pending U.S. and foreign patent applications related to our stem cell technologies and our small molecule compounds.

“Dr. Johe and I would like to thank the ALS cell therapy investigators: University of Michigan’s Dr. Eva Feldman and Emory University’s Dr. Jonathan Glass and Dr. Nicolas Boulis, and Harvard’s Dr. Maurizio Fava who helped to design the NSI-189/MDD trial. We continue to thank our courageous patients and their families,” concluded Garr.

Clinical Program and Business Highlights

Cellular Therapy: NSI-566 Phase I Clinical Trial in ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University Hospital

• In June, returning patient 16 received five injections in the cervical region, in addition to the ten he received previously in the lumbar region of the spine, for a total of 15 injections.

• In June, the Emory University Institutional Review Board approved the FDA-approved amendment to the trial protocol, permitting the return of three previously treated patients to the trial to receive additional dosing.

• In May, the FDA approved additional dosing of three patients from earlier cohorts for second treatments as the next, final cohort of patients, provided they met requirements at the scheduled time.

Neurogenic Small Molecule NSI-189: Phase I Clinical Trial in Major Depressive Disorder (MDD)

• In June, the first patient was dosed in the Phase Ib stage of the ongoing NSI-189/MDD trial. This phase tests the safety of NSI-189 for 28 daily administrations in 24 patients with MDD.

Corporate News

• Subsequent Event: In July, the company extended the employment contracts of Dr. Karl Johe, Richard Garr, and Dr. Thomas Hazel for an additional 60 months.

Second Quarter Financial Results

For the second quarter of 2012, the Company reported a net loss of $2,376,381 or $0.04 per share, compared with a net loss of $3,648,725 or $0.08 per share, for the comparable 2011 period. The decrease in net loss was primarily due to a reduction in non-cash stock based compensation expense of approximately $730,000 coupled with decreases in employee bonuses and legal expenses and revenue recognized in the second quarter of 2012.

For the six months ended June 30, 2012 the Company reported a net loss of $4,829,162 or $0.09 per share, compared with a net loss of $6,750,527, or $0.14 per share for the comparable 2011 period.  The decrease in net loss was primarily due to a reduction in non-cash stock based compensation expense of approximately $1,500,000 coupled with decreases in employee bonuses and legal expenses and revenue recognized in 2012 partially offset by gains in 2011 of approximately $250,000 related to a legal settlement and $162,000 related to the changes in the fair value of certain warrant obligations.

Cash and cash equivalents on hand at June 30, 2012 totaled $2,539,534, compared with $2,352,013 at December 31, 2011. The approximately $187,000 increase in cash and cash equivalents over the six months of 2012 was primarily due to approximately $4,900,000 of net proceeds from a registered direct financing in February 2012 largely offset by cash used in operations.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended June 30, 2012.

Neuralstem, Inc.

Balance Sheets

	June 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,539,534	$2,352,013
Prepaid expenses	234,188	430,356
Billed and Unbilled Receivables	56,930	234,375

Total current assets	2,830,652	3,016,744

Property and equipment, net	269,469	292,193
Patent filing fees, net	798,016	701,846
Other assets	59,063	75,394

Total assets	$3,957,200	$4,086,177

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,149,155	$1,843,684
Accrued bonus expense	319,578	582,675

Total current liabilities	1,468,733	2,426,359

Total liabilities	1,468,733	2,426,359

STOCKHOLDERS' EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 54,095,105 and 48,682,118 shares outstanding in 2012 and 2011 respectively	540,951	486,821
Additional paid-in capital	105,249,336	99,645,655
Accumulated deficit	(103,301,820)	(98,472,658)
Total stockholders' equity	2,488,467	1,659,818

Total liabilities and stockholders' equity	$3,957,200	$4,086,177

Neuralstem, Inc.

Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues	$78,125	$-	$234,375	$-

Operating expenses:
Research and development costs	1,598,696	2,085,671	3,021,060	3,824,399
General and administrative expenses	821,384	1,523,226	1,983,540	3,295,708
Depreciation and amortization	41,300	59,971	76,246	85,264
Total operating expenses	2,461,380	3,668,868	5,080,846	7,205,371
Operating loss	(2,383,255)	(3,668,868)	(4,846,471)	(7,205,371)

Nonoperating income (expense):
Litigation settlement	-	-	2,573	250,000
Interest income	7,475	20,143	16,190	43,035
Interest expense	(601)	-	(1,454)	-
Gain from change in fair value adjustment of warrant obligations	-	-	-	161,809
Total nonoperating income	6,874	20,143	17,309	454,844

Net loss	$(2,376,381)	$(3,648,725)	$(4,829,162)	$(6,750,527)

Net loss per share - basic and diluted	$(0.04)	$(0.08)	$(0.09)	$(0.14)

Weighted average common shares outstanding - basic and diluted	54,086,405	48,486,304	52,759,811	48,091,019